    As filed with the Securities and Exchange Commission on November 24, 1999
                               File No. 333-51373

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                  Amendment 2
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                ---------------


                         KALEIDOSCOPE MEDIA GROUP, INC.
             (Exact name of Registrant as specified in its charter)


             Delaware                            93-0957030
 (State or other jurisdiction of               (I.R.S. Employer
  incorporation or organization)            Identification Number)

                              244 West 54th Street
                            New York, New York 10019
                                  (212)757-0700
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                      HENRY SIEGEL, Chief Executive Officer
                              244 West 54th Street
                            New York, New York 10019
                                  (212)757-0700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   Copies to:

                           MICHAEL D. DiGIOVANNA, Esq.
                           PARKER DURYEE ROSOFF & HAFT
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500

  Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


========================================================================================================================
  Title of Each Class of        Amount to be            Proposed             Proposed Maximum             Amount of
     Securities to be          Registered (1)            Maximum            Aggregate Offering           Registration
        Registered                                   Offering Price               Price                      Fee
                                                        Per Share
------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.001 per share          55,526,979                $.205                 $11,383,030.70               $3,164.48
------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.001 per share adj.    (5,826,000)                $.11                  $   640,860.00               $  178.16
------------------------------------------------------------------------------------------------------------------------
Total                          37,687,229                _____                  12,712,780.30               $3,342.16
========================================================================================================================

(1)  Included in prior filings a portion of the shares will be deregistered.
(2) Represents fee for additional shares included in this Amendment No. 2. The Fee is based upon the average of the bid and asked prices of the Common Stock on the OTC Bulletin Board on November 22, 1999.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    Subject to Completion, November 24, 1999

                                37,687,229 shares

                         KALEIDOSCOPE MEDIA GROUP, INC.

                                  Common Stock

         This Prospectus relates to 37,687,229 shares of common stock, par value $.001 per share, of Kaleidoscope Media Group, Inc. These shares are being offered for sale by the persons named herein under the caption "Selling Stockholders". Most of the shares offered will be issued in the future pursuant to options, warrants and convertible debenture. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

                    See "Risk Factors" commencing on page 7.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
            SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.




         The common stock is quoted on the OTC Bulletin Board. On November 22, 1999 the price of the Common Stock was $.11 per share.

                  The date of this Prospectus is       , 1999

                                TABLE OF CONTENTS

                                                                   Page
                                                                   ----

Where You Can Find More Information................................  3
Incorporation of Certain Documents by Reference....................  3
The Company........................................................  5
Risk Factors.......................................................  6
Forward Looking Statements.........................................
Selling Stockholders .............................................. 10
Plan of Distribution............................................... 11
Description of Securities.......................................... 12
Legal Matters...................................................... 14
Experts ........................................................... 14


         No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus or incorporated by reference to this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus does not imply that the information contained is correct at any time subsequent to its date.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by us at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at "http//www.sec.gov."

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

We incorporate by reference the documents listed below and any future filing made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

        Annual Report on Form 10-KSB for year ended December 31, 1998 and
                      Amendment I thereto on Form 10-KSB/A
             Quarterly Report on Form 10-QSB for the quarters ended
              March 31, 1999, June 30, 1999 and September 30, 1999

    You may request a copy of these filings, at no cost, by contacting us at:



                    Irving Greenman, Chief Financial Officer
                         Kaleidoscope Media Group. Inc.
                              244 West 54th Street
                            New York, New York 10019

                        Telephone Number: (212) 757-0700

                                   THE COMPANY

General

Corporate History

         On October 22, 1996 we acquired all the shares of our current wholly subsidiary HSPSMM, Inc. At that time we were called BNN Corporation and incorporated in Nevada and were a publicly trade corporation without operations or revenues. Our subsidiary HSPSMM, Inc. was then called Kaleidoscope Media, Inc. After the acquisition the former holders of HSPS owned approximately 40% of our then outstanding shares. On December 3, 1997, we were, a Nevada corporation but we changed our state of incorporation to Delaware under our present name.


Introduction

         At the beginning of 1998, we were a diversified entertainment, sports and direct marketing company that operated, through three divisions through subsidiaries.

         In December 1998 we determined to curtail all significant operations of both the sports and direct marketing divisions. While we may market existing content owned by these divisions, for the foreseeable future we will concentrate our efforts on our entertainment division.

         During 1998 we incurred significant losses in the entertainment division because the introduction of programming was either postponed, or not introduced at all. In addition, revenues derived from the sales of programs were less than anticipated. As a result, we took steps to reduce or eliminate costs by moving offices to less costly quarters, reducing the number of employees and, most importantly, establishing strategic alliances with production and distribution companies. The Company determined not to be responsible for the financing of production costs of its programs unless such financing was restricted to future distribution proceeds.

         The principal executive offices of the Company are located at 244 West 54th Street, New York, New York and its telephone number is (212) 757-0700.

Business Strategy

         With respect to its entertainment operations, we focus primarily on distribution of television products.

         Our distribution strategy is to become a leader in the international distribution of television properties in two categories: one hour action dramas and mini series and; children's programming. Our strategic goal is expand our television operations through the acquisition of distribution and other representation rights to entertainment properties.

         During 1998 and 1999 we entered into arrangements with

         o Victory Media of Germany for distribution of mini-series like "Shaka Zulu" and "Diamond Hunters";

         o Abrams Gentile Entertainment for production of animated and live action series and specials based on the micronauts and;

         o BKS Entertainment for the domestic distribution of the Company's product.


         One of the first programs that BKS will be handling for us is the domestic distribution of "Digital Cafe 2000". This half-hour weekly series currently airing in the U.S., focuses on the internet, E-commerce and the impact of the computer on literally every aspect of our daily lives.

         Our entertainment division principally consisting of SeaGull's business activities is primarily engaged in the business of and distributing domestically and internationally entertainment properties and exploiting the related licensing and merchandising opportunities. It also provides consulting services in the development of specialty television programming and is involved in the acquisition and distribution of entertainment library properties.

Recent Securities Developments

         From October 1998 through January 1999 we issued 1,000,000 shares of common stock to Robert Lancelotti at a purchase price of averaging $.10 per share.

         As of December 1998, we entered into a settlement agreement in conjunction with claims made by several groups of investors. Pursuant to this agreement that we issued warrants to purchase 3,285,539 shares at $.10 per share. We also issued, pursuant to this agreement, 2,000,000 shares of our shares of common stock at $.10 per share to investors to be used for the repayment of our indebtedness. If the warrants issued to satisfy indebtedness are not exercised we will not have the proceeds available for use to pay down indebtedness. The sale of the shares underlying these warrants is being registered in this Offering.

         In January and February 1999 we sold 2,725,000 shares to several investors at prices ranging from $.05 per share to $.10 per share.

         We entered into a subsequent agreement with Mr. Robert Lancelotti and Mr. Byron Lerner for the issuance of shares to Messrs. Lerner and Lancelotti. The Company is obligated to issue a total of 3,150,000 and 2,100,000 shares to Messrs. Lerner and Lancelotti, respectively. In certain circumstances these shares may be returned to the Company.

         In April 1999, we issued eight (8%) percent convertible promissory notes aggregating eight hundred fifty thousand dollars ($850,000) to foreign private investors. The Notes are convertible into an indeterminate number of shares at a conversion price of the lower of fifteen ($0.15) cents per share or 70% of the lowest closing price within sixty (60) days of conversion. In conjunction with the financing, the Company issued a total of 850,000 warrants at an exercise price of $.19. The Company has also issued an additional $1,250,000 of principal amount of notes which were to be paid for in installments after the registration statement becomes effective and subject to other conditions because this statement did not become effective in the required time the note may be cancelled which together with 1,250,000 of such warrants will be canceled upon certain circumstances. We had the right to require these noteholders to. In August 1999 we sold an additional $112,000 principal amount of notes and issued an additional 1,500,000 warrants to acquire our common stock.

         We also sold 350,000 shares of our common stock to an investor in July 1999 at approximately seven cents per share and 200,000 shares to another investor in October 1999 at a price of ten cents per share.

         As compensation, in April 1999 and October 1999, our board granted options to Henry Siegel, Paul Siegel and Ray Volpe in the amounts of 2,037,420, 350,000 and 437,500, respectively, at an exercise price of $.10 per share. Mr. Henry Siegel has transferred 1,687,420 options issued to him to a related trust. The optionees have indicated that they may set off indebtedness owed to them against the exercise price. Indebtedness includes the Henry Siegel Pension Fund against accrued interest and principal of a Note.

         We have also issued or agreed to issued 2,933,770 shares in settlement of various claims.

         In September, 1999 we issued 600,000 warrants to purchase shares at $.10 per share to individuals who will act as advisors to the board.

                                  RISK FACTORS

         Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus and the documents incorporated by reference.

Risk Factors to the Company

         WE HAVE INCURRED LOSSES AND MAY INCUR LOSSES IN THE FUTURE. We incurred a net loss of approximately ($8,066,000) for 1998 compared to a loss of approximately ($280,000) in 1997. There is no assurance that the Company will be operated profitabilily in the future. In addition the Company has been dependent upon financing for its operations.

         WE MUST OBTAIN ADDITIONAL FUNDS TO CONTINUE OPERATIONS. We presently have negative working capital, minimum revenue and difficulty in meeting our financial obligations. Moreover investors who purchased $962,000 of our convertible notes are not required to make an additional investment of $1,250,000 and the aforesaid outstanding notes may not be converted. In that event we would be required to repay $962,000 plus interest to these investors by April 2000. Therefore we must obtain additional financing. There is no assurance the Company can obtain any financings. If we do not obtain adequate financing and do not achieve adequate cash flow, we may have to cease operations.

         BECAUSE OUR BUSINESS DEPENDS UPON AUDIENCE ACCEPTANCE OF OUR PRODUCT OUR BUSINESS IS UNPREDICTABLE. Broadcast media and the entertainment and sports industries are highly speculative and historically have involved a substantial degree of risk. Audience appeal and profitability depend upon factors which cannot be ascertained reliably in advance and over which we may have no or very limited control, including, among other things, the unpredictability of critical reviews and changing public tastes. There is no reliable predictor of an entertainment or sports program's popularity, even a production involving highly experienced and respected talent may not be successful. As a result, the ultimate profitability of properties which we may distribute cannot be assured and will depend upon many factors including those over which we will have little or no control.

         WE ARE DEPENDENT ON NEW PRODUCTS. Our growth will be dependent on our ability to identify, acquire the rights to distribute properties which can be sold at acceptable profit margins. We will also be dependent on our ability to obtain rights to sell ancillary products related to such projects. There can be no assurance that we will be successful in identifying, and acquiring the rights to properties that will be successfully distributed and marketed to the public.

Risks Relating to this Offering

         OUR COMMON STOCK PRICE IS PARTICULARLY VOLATILE. There has been volatility in the market price of securities of entertainment companies. Future announcements concerning the Company or its competitors, including variations in financial results, changes in general market conditions, governmental regulations or other developments may have a significant impact on the market price of our common stock and could cause the market price of our Common Stock to fluctuate more significantly than other stocks.


         WE HAD EXTRAORDINARY OVERHANG OF SECURITY WHICH COULD ADVERSELY EFFECT OUR COMMON STOCK. Options, Warrants and Convertible Securities. There are presently options and warrants outstanding to purchase or acquire in excess of 21,806,828 shares of Common Stock, with exercise and converging prices ranging from $.05 to $1.10 per share and which will expire on various dates through April 1, 2002 and later. The outstanding convertible notes are convertible based upon market prices in the future and the number of shares are presently indeterminate if they were converted at the time of the Prospectus these notes would be converted to 13,742,857 shares. If the outstanding options and warrants are exercised or notes converted, the percentage of capital stock then held by the existing stockholders will be reduced. Furthermore, the outstanding options and warrants can be expected to be exercised at a time when we would be able to obtain funds from the sale of common stock or other securities at a price higher than the exercise prices or conversion prices thereof.

                           FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and in the information incorporated by reference contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following:

o Those pertaining to the implementation of our growth strategy and business strategy,

o  Our projected business; and

o  The impact of Year 2000 on our information and those of third parties.

These statements may be found in this prospectus and in the information incorporated by reference under "Risk-Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" Forward-looking statements typically are identified by use of terms, including, "may," "will," "expect," anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in forward-looking statements due to a number of factors including:

o  general economic conditions;

o  competitive market influences;

o  audience acceptance of our products;

o  finding new product to distribute;

o  availability of funds.

You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that cause our actual results to differ from those set forth in the forward-looking statements.

                                USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares hereby. Any proceeds received upon exercise of warrants will be utilized as working capital.

                              SELLING STOCKHOLDERS

         The following table contains certain information as of October 15, 1999 with respect to the selling stockholders. The number of shares that may actually be sold by the selling stockholders will be determined by the selling stockholders, which may depend upon a number of factors, including, among other things, the market price of the Common Stock.


                                    Number of Shares of       Number of Shares          Shares of Common Stock
                                    Common Stock Owned        of Common Stock           Owned After Sale of
Name of Stockholder                 Before Offering (1)(4)    Being Offered             All Shares (2)(4)
-------------------                 -----------------------   ----------------          ----------------------
Brae Limited                             356,556                   350,000(3)                  6,556
Staffin Limited                          651,666                   650,000(3)                  1,666
Rowlett Enterprises Limited              800,000                   800,000                       -0-
Southern Provinces Limited               800,000                   800,000                       -0-
Coastal Provinces Limited                800,120                   800,000                       120
NewCard, Inc.                            800,000                   800,000                       -0-
Newco. Management Limited                800,000                   800,000                       -0-
Rothesay Limited                         285,539                   285,539(3)                    -0-
ARAN Limited                             500,000                   500,000                       -0-(3)
Craignine Limited                        500,000                   500,000                       -0-(3)
Chesterton Trading                       500,000                   500,000(3)                    -0-
Robert Lancelotti                      1,962,000                 1,962,000                       -0-
Carol Sitte                            1,000,000                 1,000,000                       -0-
Byron R. Lerner                        1,443,000                 1,443,000                       -0-


Pasquale Ceruasio                         120,000                   120,000
Darrell C. Lerner                          40,000                    40,000                   -0-
Conviro Associates                        500,000                   500,000                   -0-
R&A Cervasio                              100,000                   100,000                   -0-
S&J Aiello                                125,000                   125,000                   -0-
B&F Marano                                100,000                   100,000                   -0-
Gloria Samuels                            250,000                   250,000                   -0-
James Faro                                 10,000                    10,000                   -0-
Frank Massro                                5,000                     5,000                   -0-
Timothy Deignan                             5,000                     5,000                   -0-
Eric Tjaden                                20,000                    20,000                   -0-
James Tubbs                                10,000                    10,000                   -0-
Eunyung Eudie Yang                         10,000                    10,000                   -0-
Richard Volpe                              10,000                    10,000
Donald J. Schleifer                       100,000                   100,000                   -0-
Artur Gomes                               100,000                   100,000                   -0-
Oranzio Bencivenni                        100,000                   100,000                   -0-
Luigi Andreotti                            50,000                    50,000                   -0-
Esquire Trades Finance Inc.             4,284,000(4)              4,284,000(4)                -0-
Ellis Enterprises Ltd.                    737,500(4)                737,500(4)                -0-
Austinvest AnStalt Balzers              4,284,000(4)              4,284,000(4)                -0-
Amro International                      2,212,500(4)              2,212,500(4)                -0-
Nesher Inc.                             1,400,000(4)              1,400,000(4)                -0-
Guarantee & Finance Corp.                 700,000(4)                700,000(4)                -0-
Libra Finance, SA                       1,875,000(3)              1,875,000(3)                -0-
Talibya B. Investments                    112,500(3)                112,500(3)                -0-
J. Hayut                                  212,500(3)                212,500(3)                -0-
Henry Siegel Pension Trust              1,687,420(3)              1,687,420                   -0-
Irving Greenman                         1,000,000(3)              1,000,000                   -0-
Barbara Hamway                            500,000(3)                500,000                   -0-
Richard Gersh Associates, Inc.            352,770(3)                352,770                   -0-
Paul Siegel(5)                          3,255,364                   350,000            2,905,364
Henry Siegel(5)                         2,905,364                   350,000            2,555,364
Ray Volpe(5)                            3,342,864                   437,500            2,905,364
Pegasus Finance                           260,000                   260,000                   -0-
Gary Hudson                               100,000                   100,000                   -0-
Richard Kostyra                           350,000                   350,000                   -0-
Jack Woolf                                 35,000                    35,000                   -0-
Media Partners                            315,000                   315,000                   -0-
Tree House Media                          146,000                   146,000                   -0-
Eric Ashenberg                            300,000                   300,000                   -0-
Jan McCormack                             250,000(3)                250,000(3)                -0-
Polly Bergan                              100,000(3)                100,000(3)                -0-
David Haselhof                            250,000(3)                250,000(3)                -0-
Paneth Kaber Zimmerman                    300,000                   300,000                   -0-
Mark DiPippa                              640,000                   640,000                   -0-
Tempomedia                              1,100,000                 1,100,000                   -0-
Lawrence Montorff                            200,000                   200,000

----------
(1) Represents those shares of common stock held by the selling stockholders, if any, together with those shares that such selling stockholders have the right to acquire within 60 days from the date of this prospectus.

(2) Assumes all of the shares being offered will be sold. Because the selling stockholders may sell all, some or none of the shares that he, she or it holds, and because the offering contemplated by this prospectus is not now a "firm commitment" underwritten offering, the actual number of Shares that will be held by the selling stockholders upon or prior to termination of this offering may vary.

(3) Represents the number of shares issuable upon the exercise of warrants or options.

(4) Represents rights to obtain an indeterminate number of shares based on lower of market price or a fixed price pursuant to convertible notes. The number above reflects the minimum number of shares required to be registered pursuant to the terms of convertible notes, except for 37,500 shares in case of Ellis Enterprises Ltd. and 150,000 shares in case of Amro International which are issuable upon exercise of warrants.

(5) Includes shares subject to presently exercisable options. Messrs. Henry Siegel, Paul Siegel and Ray Volpe have been granted presently exercisable Options covering 350,000, 350,000 and 437,500 shares. The foregoing excludes 1,687,420 shares subject to presently exercisable options now owned by the Henry Siegel Pension Fund of which Mr. Siegel is a beneficiary. If these shares were included as owned by Mr. Siegel he would beneficially own 4,592,784 shares prior to sale.

(6) Does not include unrestricted shares held by unaffiliated shareholders, the amount of such shares varies from time to time as the holders purchase and sell such shares periodically.

    The selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the selling stockholders may be set forth from time to time in prospectus supplements to this prospectus.

                              PLAN OF DISTRIBUTION

         Sales of the shares may be made from time to time by the selling stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Sales may be made at prices at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices as follows:


         o  on the over-the-counter market or foreign securities exchange,

         o  in privately negotiated transactions or

         o  otherwise or in a combination of these transactions.

         In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions:


         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

         o an exchange distribution in accordance with the rules of such exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o face-to-face transactions between sellers and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the shares or otherwise, broker-dealers may engage in short sales of the shares. That is they may sell the shares prior the dealer acquiring the shares. The Selling Stockholders may also sell shares short and deliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales and any commission, discount or concession may be considered to be underwriting discounts or commissions under the Securities Act.

         Information as to whether underwriters who may be selected by the selling stockholders, or any other broker-dealer, is acting as principal or agent for the Selling Stockholders, the compensation to be received by underwriters who may be selected by the selling stockholders, or any broker-dealer, acting as principal or agent for the Selling Stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, if any, to a person who purchases any of the shares from or through the dealer or broker.

         We have advised the selling stockholders that during the time they may be engaged in a distribution of the shares they are required to comply with Regulation M adopted under the Securities Exchange Act. In general, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities. This distinction depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

         It is anticipated that the selling stockholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time, the sales, or the possibility of sale, may have a depressive effect on the market price of the common stock.

                            DESCRIPTION OF SECURITIES

         The following descriptions of our securities are qualified in all respects by reference to our Certificate of Incorporation and By-laws. The Certificate of Incorporation authorizes us to issue 100,000,000 shares of common stock, $.001 par value, and 15,000,000 shares of "blank check" preferred stock, $.001 par value.

Common Stock

         As of November 4, 1999 there were 45,419,730 shares of Common Stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to terms of future outstanding preferred stock, holders of common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their common stock into any other securities. All shares of common stock have equal, non-cumulative voting rights, and have no preference, exchange, preemptive or redemption rights.

Preferred Stock

         There are no shares of preferred stock outstanding our Certificate of Incorporation authorizes the issuance of the Preferred Stock with designations, rights and preferences determined from time to time by its board of directors. The preferred stock may be issued in series, and the preferred stock of each series will have such rights and preferences as are fixed by the board of directors in the resolutions authorizing the issuance of that particular series. In designating any series of the preferred stock, the board of directors may fix the number of shares of the preferred stock constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the common stock), rights and terms of redemption (including any sinking fund provisions) and the liquidation preferences of the series of the Preferred Stock. It is possible, without any action of our stockholders, that the holders of any series of the preferred stock, when and if issued, will have priority claims to dividends and to any distributions upon our liquidation and that they may have other preferences over the holders of the common stock. The board of directors may issue series of the preferred stock without action of our stockholders.

         The issuance of the preferred stock may be used as an anti-takeover device without further action on the part of the stockholders. Furthermore, the issuance of the preferred stock may dilute the voting power of holders of the Common Stock including preferred stock with super-voting rights. This may make it more difficult to remove current management, even in situations where removal may be in the stockholders' best interests. We have no current plans to issue any of the preferred stock.

Delaware Law and Certain Charter Provisions

         We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the previous three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved:

         o the Board of Directors prior to the date the interested stockholder obtained such status or

         o the holders of two-thirds of the outstanding shares of each class or series owned by the interested stockholder.

         Our Certificate of Incorporation and By-laws contain certain additional provisions which may have the effect of delaying or preventing a change in control. These provisions include blank check preferred stock containing term may be fixed by our board of directors without stockholder approval.

         Accordingly, the Company's board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Transfer and Warrant Agent

         The transfer agent for our common stock is Holladay Stock Transfer, Inc.


                                  LEGAL MATTERS

         Certain legal matters in connection with the securities offered will be passed upon by Parker Duryee Rosoff & Haft, New York, New York 10017.


                                     EXPERTS

         Our consolidated financial statements included in our annual report on Form 10-KSB for the year ended December 31, 1998, and incorporated in this prospectus by reference. These statements have been audited by Liebman
Goldberg & Drogin LLP, independent certified public accountants, as set forth in their report, and are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                              -------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the Common Stock being offered hereby:


SEC Registration Fee...................................          $

Printing expenses......................................               7,500

Legal fees and expenses................................              15,000

Accounting fees and expenses...........................              10,000

Blue Sky expenses......................................                --

Miscellaneous expenses.................................               2,500
                                                                 ----------
          TOTAL........................................          $   35,000


------------
* Estimated


Item 15. Indemnification of Directors and Officers.

         Article Sixth of the Certificate of Incorporation of Kaleidoscope Media Group, Inc. (the "Company") provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit. Article Sixth also provides that the Company shall indemnify, to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, any and all persons whom it shall have power to indemnify under such sections, including officers of the Company acting in such capacity.


Item 16. Exhibits and Financial Statement Schedules.

         4.1 Specimen Certificate representing the Common Stock, par value $.001 per share (1)

         5.1*     Opinion of Parker Duryee Rosoff & Haft A Professional
                  Corporation

         23.1     Consent of Liebman, Goldberg & Drogin LLP (2)

         23.2     Consent of Parker Duryee Rosoff & Haft (included in
                  Exhibit 5.1)

         24.1 Power of Attorney (included on the signature page of Part II of this Registration

----------------
         *        To be filed by amendment.

         (1) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and incorporated herein by reference.

         (2) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 and incorporated herein by reference.

Item 17. Undertakings.

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to Item 15 of Part II of the Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

              In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 24, 1999.

                                           KALEIDOSCOPE MEDIA GROUP INC.


                                           By: /s/ Henry Siegel
                                              ---------------------------------
                                                    Henry Siegel
                                                    Chief Executive Officer


              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry Siegel and Paul Siegel, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



         Signatures                       Capacity                                             Date
         ----------                       --------                                             ----
/s/ Henry Siegel                          Chief Executive Officer, Director                November 24, 1999
----------------------------              (Principal Executive Officer)
Henry Siegel

/s/ Paul Siegel
----------------------------              President, Director                              November 24, 1999
Paul Siegel

/s/ Irving Greenman
----------------------------              Chief Financial Officer (Principal Financial     November 24, 1999
Irving Greenman                           Officer and Principal Accounting Officer)


/s/ Martin Miller
----------------------------              Director                                         November 24, 1999
Martin Miller